EXHIBIT 99.1

BAIRNCO CORPORATION

300 PRIMERA BOULEVARD, SUITE 432

LAKE MARY, FLORIDA  32746

(407) 875-2222

PRESS RELEASE

BAIRNCO ANNOUNCES REDUCED SECOND QUARTER 2003 RESULTS

Lake Mary, Florida, July 22, 2003 - Bairnco Corporation (NYSE-BZ) today reported reduced operating results for the second quarter 2003 as compared to the same period last year.  Sales were down 8.0% to $38,294,000, net income decreased 52.5% to $581,000 and diluted earnings per share decreased 52.9% to $.08.

Performance

Sales in the second quarter 2003 were $38,294,000, a decrease of 8.0% from $41,632,000 in 2002.  Arlon's sales were down 11.7% from last year.  There were widespread and varying declines in all markets served, with the most significant decreases in Arlon’s sales resulting from the continued softening in the wireless and telecommunication and domestic graphics markets.  Kasco's sales increased 4.7% as compared to the second quarter last year. The increase was totally as a result of the positive impact on Kasco’s foreign sales of the currency translation effect of the weakened US dollar versus the British Pound and the Euro. Kasco’s North American sales were flat with the second quarter 2002.

Gross profits decreased 14.9% to $10,479,000 from $12,317,000 due to the reduced sales, even lower production volumes to reduce inventories, and selected reduced pricing to meet individual competitive actions.  Compared to 2002, gross profits were also negatively impacted by $455,000 of expenses associated with the consolidation of Arlon’s industrial engineered coated product’s businesses. The gross profit margin as a percent of sales decreased to 27.4% from 29.6%.

Selling and administrative expenses decreased 7.8% to $9,463,000 from $10,264,000 as the Corporation continues to manage its expenses down in light of reduced sales. As a percent of sales, selling and administrative expenses were 24.7% in both 2003 and 2002.

Interest expense decreased to $174,000 in 2003 as compared to $279,000 in 2002 due to lower average outstanding debt and lower average interest rates in the second quarter 2003 versus 2002.

The effective tax rate for both the quarters ended July 5, 2003 and June 29, 2002 was 31.0%.

Net income decreased 52.5% to $581,000 as compared to $1,224,000 in the second quarter of 2002. Diluted earnings per common share decreased 52.9% to $.08 from $.17 as a result of decreased earnings.

During the second quarter of 2003, further productivity improvement and cost reduction programs were implemented at  Kasco and Arlon which will not begin to positively impact the results of operations until the third quarter of 2003.

Sales for the first six months of 2003 were up slightly to $78,266,000 versus $78,249,000 in 2002 as Kasco’s sales increased from the impact of the weakened US dollar.  Gross profit however was down 3.7% to $22,059,000 from $22,908,000 due primarily to reduced Arlon sales and $668,000 of expenses associated with the consolidation of Arlon’s industrial engineered coated product’s businesses. Selling and administrative expenses decreased slightly from $19,595,000 to $19,556,000, which includes costs for new engineering and development hires related to the new industrial engineered coated product’s facility in San Antonio, Texas. Net income decreased 22.8% to $1,470,000 from $1,905,000 and diluted earnings per share decreased 23.1% to $.20 from $.26 in 2002.

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“Safe Harbor” Statement under the Private Securities Reform Act of 1995

Statements in this press release referring to the expected future plans and performance of the Corporation are forward-looking statements.  Actual future results may differ materially from such statements. Factors that could affect future performance include, but are not limited to, changes in US or international economic or political conditions, such as inflation or fluctuations in interest or foreign exchange rates; the costs and other effects of legal and administrative cases and proceedings, settlements and investigations; disruptions in operations due to labor disputes; changes in the pricing of the products of the Corporation or its competitors; the market demand and acceptance of the Corporation’s existing and new products; the impact of competitive products; changes in the market for raw or packaging materials which could impact the Corporation’s manufacturing costs; changes in the product mix; the loss of a significant customer or supplier; production delays or inefficiencies; the impact on production output and costs from the availability of energy sources and related pricing; the ability to achieve anticipated revenue growth, synergies and other cost savings in connection with acquisitions; the costs and other effects of complying with environmental regulatory requirements; and losses due to natural disasters where the Corporation is self-insured. While the Corporation periodically reassesses material trends and uncertainties affecting the Corporation’s results of operations and financial condition in connection with its preparation of its press releases, the Corporation does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

Bairnco Corporation is a diversified multinational company that operates two distinct businesses - Arlon (Engineered Materials and Components segment) and Kasco (Replacement Products and Services segment).  Arlon’s principal products include high technology materials for the printed circuit board industry, cast and calendered vinyl film systems, custom-engineered laminates and special silicone rubber compounds and components. Kasco’s principal products include replacement band saw blades for cutting meat, fish, wood and metal, and on site maintenance primarily in the meat and deli departments.  Kasco also distributes equipment to the food industry in France.

CONTACT:    Larry C. Maingot, Bairnco Corporation

        Telephone:  (407) 875-2222, ext. 230

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Comparative Results of Operations (Unaudited)

	Quarter Ended		Six Months Ended
Condensed Income Statements	July 5, 2003	June 29, 2002	July 5, 2003	June 29, 2002
Net sales	$38,294,000	$41,632,000	$78,266,000	$78,249,000
Cost of sales	27,815,000	29,315,000	56,207,000	55,341,000
Gross profit	10,479,000	12,317,000	22,059,000	22,908,000
Selling and administrative expenses	9,463,000	10,264,000	19,556,000	19,595,000
Operating profit	1,016,000	2,053,000	2,503,000	3,313,000
Interest expense, net	174,000	279,000	373,000	552,000
Income before income taxes	842,000	1,774,000	2,130,000	2,761,000
Provision for income taxes	261,000	550,000	660,000	856,000
Net income	$ 581,000	$ 1,224,000	$ 1,470,000	$ 1,905,000
Basic Earnings per Share of Common Stock	$ 0.08	$ 0.17	$ 0.20	$ 0.26
Diluted Earnings per Share of Common Stock	$ 0.08	$ 0.17	$ 0.20	$ 0.26

Diluted Average Common Shares	7,452,000	7,336,000	7,400,000	7,335,000

Condensed Balance Sheets	July 5, 2003	Dec. 31, 2002
ASSETS

Cash	$ 961,000	$ 705,000
Accounts receivable, net	24,040,000	22,732,000
Inventories	25,875,000	24,882,000
Other current assets	8,488,000	8,689,000
Total current assets	59,364,000	57,008,000
Plant and equipment, net	38,304,000	37,468,000
Cost in excess of net assets of purchased businesses	14,192,000	13,276,000
Other assets	7,125,000	7,832,000
Total	$118,985,000	$115,584,000

LIABILITIES AND STOCKHOLDERS’ INVESTMENT

Short-term debt	$ 1,116,000	$ 1,200,000
Current maturities of long-term debt	5,600,000	7,000,000
Accounts payable	10,580,000	9,855,000
Accrued expenses	12,357,000	15,103,000
Total current liabilities	29,653,000	33,158,000
Long-term debt	25,264,000	19,547,000
Other liabilities	11,023,000	11,363,000
Stockholders’ investment	53,045,000	51,516,000
Total	$118,985,000	$115,584,000

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